SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2008 (December 18, 2007)

ORSUS XELENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-117718	20-1198142
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

12th Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People's Republic Of
China 100020
(Address of principal executive offices)

86-10-85653777
(Registrant's telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2007, the Board of Directors (the “Board”) of Orsus Xelent Technologies, Inc. (the “Company”) resolved to adopt, pending the approval of the Company’s shareholders, the 2007 Omnibus Plan (the “Plan”). The Plan was subsequently approved by shareholders at the Company’s annual meeting on December 18, 2007.

The purpose of the Plan is to assist the Company in attracting, retaining, and rewarding high-quality executives, employees, directors and other persons who provide services to the Company, enabling such persons to acquire or increase a proprietary interest in the Company and to strengthen the mutuality of interests between such persons and to provide annual and long-term incentives to expend their maximum efforts in the creation of shareholder value.

The Plan will be administered by the Compensation Committee of the Company, such other committee as determined by the Board, or a subcommittee consisting solely of non-employee, outside directors. The Plan does not limit the availability of awards to any particular class or classes of eligible employees. If an award were to lapse or rights to an award otherwise were to terminate, the shares subject to the award would be available for future awards to the extent permitted by applicable federal securities laws.

Awards granted under the Plan are not transferable, except in the event of the participant's death. In the event of a change in control, a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested at the time of change in control. The total number of shares reserved and available for delivery in connection with awards under the Plan shall be 4,500,000.

Awards to eligible employees under the Plan will be made in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and annual incentive and performance awards. The Compensation Committee, in its sole discretion, designates whom is eligible to receive awards, determines the form of each award, determines the number of shares of stock subject to each award, establishes the exercise price of each award and such other terms and conditions applicable to the award as the Compensation Committee deems appropriate.

Stock option awards can be either incentive or non-incentive. In either case, the exercise price of the option would not be less than the fair market value of the underlying shares as of the date the award is granted. Options would become exercisable at such times as may be established by the Compensation Committee when granting the award. No stock option could be exercised more than ten years after the date the option is granted.

A SAR allows the holder, upon exercise, to receive the excess of the fair market value of one share of Common Stock of the Company on the date of exercise over the grant price of the SAR. The Compensation Committee shall determine the circumstances under which a SAR may be exercised, the month of exercise and method of settlement. SARs may be awarded independently or in tandem with other awards.

Restricted stock awards are awards of shares subject to such restrictions as to transferability and risk of forfeiture as imposed by the Compensation Committee, which restrictions may lapse separately under such circumstances such as achievement of performance goals and/or future service requirements. Except to the extent restricted under the terms of the Plan, any employee granted restricted stock shall have all the rights of a shareholder including the right to vote and receive dividends.

The Compensation Committee is authorized to grant RSUs to participants which are rights to receive stock, cash, or a combination thereof at the end of a specified deferral period. The Compensation Committee is also authorized to grant stock as a bonus or to grant stock in lieu of obligations to pay cash under the Plan or under other compensatory arrangements.

The Board may amend or terminate the Plan at any time, except that any amendment or alteration to the Plan shall be contingent on the approval of the Company's shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange, provided that, without the consent of an affected Plan participant, no such Board action may materially and adversely affect the rights of such Plan participant under any previously granted and outstanding award.

The foregoing is merely a brief description of the terms and conditions of the Plan and does not purport to be complete, and is qualified in its entirety by the copy of the Plan included as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	2007 Omnibus Plan, as approved by the Company’s shareholders on December 18, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2008

ORSUS XELENT TECHNOLOGIES, INC.

By:                   /s/ Xin Wang
Name: Xin Wang
Title:   Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	2007 Omnibus Plan, as approved by the Company’s shareholders on December 18, 2007.